                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              FAB INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                              FAB INDUSTRIES, INC.
                               200 MADISON AVENUE
                            NEW YORK, NEW YORK 10016

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 2000

                            ------------------------

TO THE STOCKHOLDERS OF FAB INDUSTRIES, INC.:

     Please take notice that the Annual Meeting of Stockholders of Fab Industries, Inc. (the "Company") will be held at the principal office of the Company, 200 Madison Avenue, New York, New York 10016, on Thursday, May 4, 2000 at 10:15 a.m., local time, for the following purposes:

          1. To elect two (2) directors to Class III of the Company's Board of Directors.

          2.  To consider a stockholder proposal.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 10, 2000 as the record date for the purpose of determining the stockholders entitled to notice of, and to vote at, the meeting. A list of the stockholders entitled to vote at the meeting will be open to the examination of any stockholder of the Company for any purpose germane to the meeting during ordinary business hours, at the offices of the Company, 200 Madison Avenue, New York, New York 10016, for the 10-day period prior to the meeting.

     You are requested, whether or not you plan to be present at the meeting, to mark, date, sign and return promptly the accompanying proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke your proxy for any reason at any time prior to the voting thereof, and if you attend the meeting in person you may withdraw the proxy and vote your own shares.

                                          By Order of the Board of Directors,

                                          LOGO
                                          SHERMAN S. LAWRENCE
                                          Secretary

Dated: March 27, 2000

                         ANNUAL MEETING OF STOCKHOLDERS

                                       OF

                              FAB INDUSTRIES, INC.
                               200 MADISON AVENUE
                            NEW YORK, NEW YORK 10016
                        -------------------------------

                                PROXY STATEMENT
                        -------------------------------

     The proxy accompanying this Proxy Statement is solicited by the Board of Directors of Fab Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held at the principal office of the Company, 200 Madison Avenue, New York, New York 10016, on Thursday, May 4, 2000 at 10:15 a.m., local time, and at any adjournment or adjournments thereof (the "Annual Meeting"). All proxies in the accompanying form which are properly executed and duly returned will be voted in accordance with the instructions specified therein. If no instructions are given, such proxies will be voted (i) FOR the election of the nominees named below under the caption "Election of Directors," (ii) AGAINST the stockholder proposal and (iii) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. The proxy may be revoked at any time prior to its exercise by written notice to the Company, by submission of another proxy bearing a later date, or by voting in person at the Annual Meeting. The approximate date of mailing of this Proxy Statement and the accompanying proxy to stockholders is March 27, 2000.

                        VOTING SECURITIES -- RECORD DATE

     Only holders of the Company's common stock, par value $.20 per share (the "Common Stock"), of record at the close of business on March 10, 2000 (the "Record Date"), will be entitled to notice of and to vote at the Annual Meeting. On that date, 5,353,516 shares of Common Stock were issued and outstanding, excluding shares held by the Company in treasury. Each outstanding share entitles the holder thereof to one vote.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of the Record Date (except as noted below) as to the shares of Common Stock beneficially owned by each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock.

                                                    NUMBER OF SHARES       PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1)    OF CLASS
      ------------------------------------        ---------------------    --------
Samson Bitensky(2)..............................      1,513,930(3)          28.28%
c/o Fab Industries, Inc.
200 Madison Avenue
New York, New York 10016
Private Capital Management, Inc.,...............        972,388(4)          18.16%
Bruce S. Sherman(4), and
Michael J. Seaman(4)
3003 Tamiami Trail N
Naples, Florida 34109
Royce & Associates, Inc.,.......................        531,132(5)           9.92%
Royce Management Company and
Charles M. Royce(5)
1414 Avenue of the Americas
New York, New York 10019

                                                    NUMBER OF SHARES       PERCENT
      NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED(1)    OF CLASS
      ------------------------------------        ---------------------    --------
David L. Babson and Company Incorporated(6).....        270,600(6)           5.05%
One Memorial Drive
Cambridge, Massachusetts 02142
Dimensional Fund Advisors Inc.(7)...............        367,247(7)           6.86%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Graces & White, Inc.(8).........................        273,900(8)           5.12%
515 Madison Ave
New York, New York 10016

---------------

(1) Except as otherwise indicated below, each of the persons listed in the table owns the shares of Common Stock opposite his or its name and has sole voting and dispositive power with respect to such shares of Common Stock.

(2) Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), Mr. Bitensky may be deemed a "control person" of the Company.

(3) Includes 100,582 shares of Common Stock owned by the Halina and Samson Bitensky Foundation, Inc., 89,996 shares of Common Stock owned by Mr. Bitensky's spouse and 108 shares allocated to Mr. Bitensky pursuant to the Fab Industries, Inc. Employee Stock Ownership Plan (the "ESOP"). Mr. Bitensky disclaims beneficial ownership of the shares owned by his spouse and does not have dispositive power with respect to the ESOP shares.

(4) Bruce S. Sherman is Chairman of Private Capital Management, Inc., a Florida corporation ("PCM"), and exercises shared dispositive power with respect to shares held by PCM on behalf of its clients. Mr. Bruce S. Sherman disclaims existence of a group, as defined under Section 13(d)(3) and Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This information is derived from PMC's Schedule 13G filed, as amended, with the Commission on February 15, 2000.

(5) Royce & Associates, Inc., a New York corporation ("Royce"), Royce Management Company, a Connecticut general partnership ("RMC"), and Charles M. Royce comprise a group under Rule 13d-5(b)(1) of the Exchange Act. Royce beneficially owns and has sole voting power and sole dispositive power with respect to 527,432 shares of Common Stock and RMC beneficially owns and has sole voting power and sole dispositive power with respect to 3,700 shares of Common Stock shown in the table above. Charles M. Royce is an individual who may be deemed a "control person" of Royce and RMC. Mr. Royce disclaims beneficial ownership of the shares held by Royce and RMC. This information is derived from Royce's Schedule 13G, as amended, filed with the Commission on February 9, 2000.

(6) For purposes of the reporting requirements of the Exchange Act, David L. Babson and Company Incorporated, a Massachusetts corporation ("DLB"), is deemed to be a beneficial owner of 270,600 shares of Common Stock, which are owned by numerous investment counseling clients. This information is derived from DLB's Schedule 13G, as amended, filed with the Commission on January 27, 2000.

(7) Dimensional Fund Advisors Inc., a Delaware corporation ("Dimensional") and an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Advisors Act of 1940 and serves as investment manager to certain other investment vehicles, including commingled group trusts. In its role as investment advisor and investment manager, Dimensional possesses both voting and investment power over the shares of Common Stock that are owned by these investment companies and investment vehicles. Dimensional disclaims beneficial ownership of all such shares. This information is derived from Dimensional's Schedule 13G, as amended, filed with the Commission on February 3, 2000.

(8) Grace & White, Inc., a New York corporation ("Grace") and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns and has sole dispositive power with respect to 273,900 shares of Common Stock shown in the table above. Grace has sole voting power with respect to 71,000 shares of Common Stock shown in the table above. This information is derived from Grace's Schedule 13G filed with the Commission on February 7, 2000.

     The following table sets forth certain information as of the Record Date as to the shares of Common Stock beneficially owned by the Company's directors (of which Mr. Greenberg constitutes one of the two nominees for Class III directors), the Chief Executive Officer of the Company (constituting the other nominee for Class III directors), the other four executive officers identified in the Summary Compensation Table set forth herein and the directors and executive officers of the Company as a group.

                                              SHARES OF COMMON
                                             STOCK BENEFICIALLY      PERCENT OF
NAME OF                                         OWNED ON THE        OUTSTANDING
BENEFICIAL OWNER                               RECORD DATE(1)       COMMON STOCK
----------------                             ------------------     ------------
Samson Bitensky.............................     1,513,930(2)            28.28%
Sherman S. Lawrence.........................         7,050                   *
Richard Marlin..............................           500                   *
Lawrence H. Bober...........................           332                   *
Frank S. Greenberg..........................           500                   *
Martin B. Bernstein.........................         2,000                   *
Susan B. Lerner.............................        70,327(3)             1.31%
Stanley August..............................        52,202(4)                *
Jerry Deese.................................        12,840(5)                *
Sam Hiatt...................................         2,178(6)                *
David A. Miller.............................        12,748(5)                *
Steven Myers................................        96,497(4)(7)          1.80%
All directors and officers as a group (12
  persons)..................................     1,771,104(2)(7)(8)      32.64%

---------------
 *  Less than 1%

(1) Except as otherwise indicated below, and except for 108 shares allocated to Mr. Bitensky, 1,402 shares allocated to Mr. August, 840 shares allocated to Mr. Deese, 1,178 shares allocated to Mr. Hiatt, 748 shares allocated to Mr. Miller, 1,263 shares allocated to Mr. Myers, and 623 shares allocated to Ms. Lerner pursuant to the Company's ESOP, each of the persons listed in the table owns the shares of Common Stock opposite his or her name and has sole voting and dispositive power with respect to the shares of Common Stock indicated as being beneficially owned by him or her.

(2) See note 3 to the first table set forth above under the heading "Security Ownership of Certain Beneficial Owners and Management" with respect to beneficial ownership of these shares.

(3) Includes 8,000 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the Record Date.

(4) Includes 20,000 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the Record Date.

(5) Includes 12,000 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the Record Date.

(6) Includes 1,000 shares of Common Stock deemed to be beneficially owned by reason of the right to acquire such shares within 60 days of the Record Date.

(7) Includes 48,370 shares of Common Stock owned by Beth B. Myers; 3,332 shares owned by Jessica C. Myers in a custodial account under control of Beth B. Myers; and 2,000 shares owned by Allison R. Myers in a custodial account under the control of Beth B. Myers. Beth B. Myers is the daughter of Mr. Bitensky, Chief Executive Officer of the Company, and the spouse of Steven Myers, Co-President, Chief Operating Officer of the Company. Jessica C. Myers and Allison R. Myers are the minor daughters of Mr. and Mrs. Myers. Mr. Myers disclaims beneficial ownership of the shares owned by his spouse and minor daughters.

(8) Includes 73,000 shares of Common Stock deemed to be beneficially owned by directors and executive officers of the Company by reason of their right to acquire such shares within 60 days of the Record Date.

     COMPLIANCE WITH THE SECURITIES EXCHANGE ACT. The Company's executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of Common Stock with the Commission and the American Stock Exchange. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements during the fiscal year ended November 27, 1999 have been complied with, except the Forms 5 for Jerry Deese, Sam Hiatt, Stanley August, Samson Bitensky, David A. Miller, Steven Myers and Susan B. Lerner were untimely filed in disclosing shares allocated to them under the Company's ESOP.

                       PROPOSAL -- ELECTION OF DIRECTORS

     At the Annual Meeting, two directors are to be elected to Class III of the Company's Board of Directors for a term of three years. Unless a proxy shall specify that it is not to be voted for a director, it is intended that the shares represented by each duly executed and returned proxy will be voted in favor of the election as directors of Messrs. Samson Bitensky and Frank S. Greenberg to Class III. Messrs. Bitensky and Greenberg are currently directors of the Company. Mr. Bitensky was most recently elected as a Class III board member at the 1997 Annual Meeting of Stockholders. Mr. Greenberg was elected as a Class II board member at the 1999 Annual Meeting of Stockholders. Mr. Greenberg has been reclassified as a Class III board member to fill a vacancy in that class due to the decision of Mr. Sherman S. Lawrence, a current Class III member of the Board of Directors, not to stand for re-election. The Board of Directors, in accordance with the Company's By-Laws, has reduced the size of the Board of Directors, effective immediately following the Annual Meeting, to six members.

     The Class III directors elected will hold office until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. If any of such nominees is not a candidate for election at the meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee. The Board of Directors recommends a vote FOR the election of each of the nominees for Class III.

                                                         PRINCIPAL OCCUPATION            DIRECTOR
                NAME                     AGE             AND COMPANY OFFICE(1)            SINCE
                ----                     ---             ---------------------           --------
NOMINEES FOR ELECTION TO CLASS III OF THE BOARD OF DIRECTORS:
Samson Bitensky......................    80     Chairman of the Board of Directors and     1966
                                                Chief Executive Officer of the
                                                Company(2)
Frank S. Greenberg...................    70     Retired, Chairman of the Board of          1998
                                                Directors and Chief Executive Officer,
                                                Burlington Industries, Inc.(3)

CONTINUING MEMBERS OF THE BOARD OF DIRECTORS:

Class I -- Term expires at the 2001 Annual Meeting of Stockholders:
Susan B. Lerner......................    44     Corporate Counsel and Assistant            1997
                                                Secretary of the Company(4)
Richard Marlin.......................    66     Attorney, member of the law firm of        1995
                                                Kramer Levin Naftalis & Frankel LLP(5)

Class II -- Term expires at the 2002 Annual Meeting of Stockholders:
Lawrence H. Bober....................    75     Retired, Vice Chairman of the Board,       1979
                                                First New York Bank for Business and
                                                First New York Business Bank Corp.(6)
Martin B. Bernstein..................    66     Chief Executive Officer of Ponderosa       1998
                                                Fibres of America, Inc.(2)(7)

---------------
(1) Unless otherwise indicated, directors' principal occupations have been their respective principal occupation for at least five years.

(2) Member of the Executive Committee.

(3) Mr. Frank S. Greenberg is a retired Chairman of the Board and Chief Executive Officer of Burlington Industries, Inc., where he served from October 1986 until February 1998.

(4) Ms. Susan B. Lerner has served as Corporate Counsel of the Company since 1995 and as Assistant Secretary of the Company since May 1997. From 1993 to 1995, she was president of the Company's Raval Lace Division. Ms. Lerner is the daughter of Mr. Bitensky, Chairman of the Board of Directors and Chief Executive Officer of the Company.

(5) Since 1979, Mr. Richard Marlin has been a member of the law firm of Kramer Levin Naftalis & Frankel LLP ("Kramer Levin"). The Company has retained Kramer Levin to render legal services since 1995.

(6) Mr. Lawrence H. Bober is a retired Vice Chairman of the Board of First New York Business Bank Corp. ("FNYBBC") and of First New York Bank for Business (formerly, The First Women's Bank), a commercial bank and wholly-owned subsidiary of FNYBBC, where he served from January 1988 until January 1991. Prior to 1988 and for more than five years, Mr. Bober was a Senior Vice President of Manufacturers Hanover Trust Company, a commercial bank.

(7) Mr. Martin B. Bernstein is Chief Executive Officer of Ponderosa Fibres of America, Inc. ("PFAI"). PFAI is a member of a limited liability company or a stockholder of a corporation that are partners of two partnerships which have been reorganized under Chapter XI in fiscal 1999. Mr. Bernstein is a member of the Board of Directors of Empire Insurance Company and Allcity Insurance Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Company has an audit committee (the "Audit Committee") composed of Messrs. Bober, Greenberg and Marlin. The purpose of the Audit Committee is to receive and review the recommendations of the independent auditors, review the audited consolidated financial statements, meet periodically with the independent auditors and Company personnel with respect to the adequacy of internal accounting controls and review the Company's accounting policies. The Audit Committee held three meetings during the Company's past fiscal year.

     The Company has a finance committee (the "Finance Committee") composed of Messrs. Bitensky, Bober and Greenberg and Ms. Lerner, whose purpose is to discuss proper investments for corporate funds. This committee held one meeting during the Company's past fiscal year.

     The Company has a compensation and stock option committee (the "Compensation Committee") composed of Messrs. Bernstein, Bober and Greenberg, whose purposes are to make recommendations concerning the grant of options pursuant to the Company's stock option plan, and to make recommendations regarding the compensation of senior management personnel and setting performance goals. This Compensation Committee was formed on May 16, 1999 to merge the stock option committee and compensation committee into one committee. This committee held one meeting during the Company's past fiscal year.

     The Company has an executive committee (the "Executive Committee") composed of Messrs. Bernstein, Bitensky and Lawrence, whose purpose is to operate the Company and to serve as the main contact for the Company committees. There were no formal meetings of this committee held during the Company's past fiscal year; however, several telephone meetings were held. Mr. Lawrence has decided not to stand for re-election to the Board of Directors and will cease to be a member of the Executive Committee as of the date of the Annual Meeting.

     The Company does not have a nominating committee.

     During the Company's past fiscal year, the Board of Directors held four meetings. No member of the Board of Directors attended fewer than 75% of the aggregate of (i) the number of meetings of the Board of Directors and (ii) the number of meetings of committees of the Board of Directors (during the periods he or she served on such committees).

     During fiscal 1999, the Company paid fees to the following directors who were not employees of the Company: $10,000 each to Messrs. Bober, Greenberg and Bernstein, and $7,500 each to Messrs. Lawrence and Marlin. No additional fee is paid for service on committees of the Board of Directors.

     During fiscal 1999, the Company granted options to each of Messrs. Bernstein, Bober, Greenberg, Lawrence and Marlin to acquire 2,000 shares of Common Stock at an exercise price of $13.00 (representing the closing sale price of the Company's Common Stock on the date of grant). These options are to expire in ten years. The Company also granted Ms. Lerner options to acquire 5,000 shares of Common Stock at an exercise price of $13.00 (representing the closing sale price of the Company's Common Stock on the date of grant). These options will expire in ten years.

                             EXECUTIVE COMPENSATION

     The Summary Compensation Table shown below sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the 1999, 1998 and 1997 fiscal years of those persons (the "named executive officers") who were (i) the Chief Executive Officer during fiscal 1999 and (ii) the other four most highly-compensated executive officers of the Company at the fiscal year ended November 27, 1999.

                           SUMMARY COMPENSATION TABLE

                                              ANNUAL COMPENSATION
                                         -----------------------------         ALL OTHER
NAME AND PRINCIPAL POSITION      YEAR    SALARY ($)(1)    BONUS ($)(2)    COMPENSATION ($)(3)
---------------------------      ----    -------------    ------------    -------------------
Samson Bitensky................  1999       350,000              --              4,483
  Chairman of the Board          1998       350,000              --              7,942
  of Directors and Chief         1997       350,000         455,160             11,888
  Executive Officer
Stanley August.................  1999       230,000              --              4,483
  Co-President, Chief            1998       230,000              --              7,942
  Operating Officer              1997       230,000          40,000             12,916

Steven Myers...................  1999       227,500              --              4,483
  Co-President, Chief            1998       200,000              --              7,942
  Operating Officer              1997       183,333          70,000             12,822

Sam Hiatt......................  1999       206,667              --              4,483
  Vice President-Sales           1998       169,166              --              7,942
                                 1997       160,000          90,000             12,765

David A. Miller................  1999       148,750              --              4,080
  Vice President-Finance,        1998       134,583              --              6,570
  Treasurer and Chief            1997       128,333          40,000             10,209
  Financial Officer

---------------
(1) Includes compensation deferred pursuant to the Company's qualified 401K Money Option Savings Plan.

(2) The amounts set forth for Mr. Bitensky represent incentive compensation paid to Mr. Bitensky pursuant to his current and prior employment agreements as more fully discussed below under "Report of the Compensation Committee on Executive Compensation."

(3) Represents the amount of the Company's contribution under its Non-Qualified Executive Retirement Plan for Messrs. Bitensky, August, Myers and Hiatt and the Fab Industries, Inc. Profit Sharing Plan for Mr. Miller and the amount contributed by the Company to its ESOP for shares allocated during each year to the account of the applicable officer.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The table below sets forth certain information concerning individual grants of stock options made during the last fiscal year to the named executive officers.

                                                                                                      POTENTIAL
                                                                                                   REALIZABLE VALUE
                                                                                                      AT ASSUMED
                                                                                                   ANNUAL RATES OF
                                                                                                     STOCK PRICE
                                                                                                   APPRECIATION FOR
                                                   INDIVIDUAL GRANTS                               OPTION TERM (1)
                       -------------------------------------------------------------------------   ----------------
                                                PERCENT OF TOTAL
                       NUMBER OF SECURITIES       OPTIONS/SARS
                        UNDERLYING OPTION/    GRANTED TO EMPLOYEES    EXERCISE OF     EXPIRATION
NAME                     SARS GRANTED (#)        IN FISCAL YEAR      BASE PRICE ($)      DATE      5% ($)   10% ($)
----                   --------------------   --------------------   --------------   ----------   ------   -------
Sam Hiatt............          4,000                  3.5%               13.00         10/27/09    32,703    82,875
David A. Miller......         10,000                  8.8%               13.00         10/27/09    81,756   207,187

---------------
(1) The amounts shown on this table represent hypothetical gains that could be achieved for the options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation (based on the market value on the date of grant of $13.00 per share) of 5% and 10%, compounded annually from the date the options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The table below sets forth certain information at November 27, 1999 with respect to unexercised options to purchase shares of Common Stock held by the named executive officers of the Company.

                                                          NUMBER OF SECURITIES         VALUE OF UNEXERCISED IN-THE-
                                                         UNDERLYING UNEXERCISED           MONEY OPTIONS AT FISCAL
                          SHARES                     OPTIONS AT FISCAL YEAR-END (#)           YEAR-END ($)(1)
                       ACQUIRED ON       VALUE       -------------------------------   -----------------------------
NAME                   EXERCISE (#)   REALIZED ($)   EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                   ------------   ------------   -----------      -------------    -----------    -------------
Stanley August.......        --              --         20,000                --              --           --
Steven Myers.........        --              --         20,000                --              --           --
Sam Hiatt............        --              --          1,000             4,000              --           --
David A. Miller......        --              --         10,000            12,000              --           --

---------------
(1) Based on the closing sale price on the American Stock Exchange of the Company's Common Stock on November 29, 1999 at $11 7/8.

1987 STOCK OPTION PLAN

     The 1987 Stock Option Plan (the "1987 Plan"), adopted on June 1, 1987 and amended March 15, 1988, February 28, 1989 and May 7, 1992, was approved by the stockholders of the Company on May 5, 1988. The 1987 Plan terminated on May 31, 1997. All awards made under the 1987 Plan prior to its termination shall remain in effect until they are satisfied or terminated. As of the Record Date, options to acquire 146,050 shares of Common Stock granted under the 1987 Plan remained outstanding.

1990 EXECUTIVE RETIREMENT PLAN

     A trusteed non-qualified Executive Retirement Plan was adopted by the Company effective November 30, 1990. Its purpose is to provide benefits to those key employees who are not participating in the Company's Profit-Sharing Plan.

EMPLOYEE STOCK OWNERSHIP PLAN

     Effective as of November 25, 1991, the Company established the Fab Industries, Inc. Employee Stock Ownership Plan (the "ESOP"). All full-time employees are eligible to participate upon the completion of one year of service. On December 18, 1991, the ESOP purchased 340,000 shares of Common Stock from Samson Bitensky, the Chairman of the Board and Chief Executive Officer of the Company, for $34.875 per share, which represented approximately 5.5% of the Company's then outstanding Common Stock. The Company loaned the sum of $11,857,500 to the ESOP to enable it to purchase such shares. The loan is payable by the ESOP in 15 equal annual installments plus interest at prime adjusted periodically.

     Participants are not required or permitted to make contributions to the ESOP. The only contributions to the ESOP are made by the Company which is obligated to make contributions sufficient to pay the principal amount of the loan and interest accrued thereon. Dividends on the shares of Common Stock acquired by the ESOP are utilized to repay the loan from the Company. The shares of Common Stock acquired by the ESOP are allocated among the participants on the basis of their relative compensation (as defined in the ESOP). Voting rights attach to the allocated shares and to a participant's percentage of unallocated or unvoted shares, according to a formula detailed in the plan.

1997 STOCK INCENTIVE PLAN

     The 1997 Stock Incentive Plan (the "1997 Plan"), adopted on February 27, 1997, was approved by the stockholders of the Company on May 1, 1997. The 1997 Plan provides for the issuance of a total of up to 175,000 authorized and unissued shares of Common Stock, treasury shares and/or shares acquired by the Company for the purposes of the 1997 Plan. Awards under the 1997 Plan may be made in the form of (i) incentive stock options, (ii) nonqualified stock options, (iii) stock appreciation rights, (iv) dividend equivalent rights, (v) restricted stock, (vi) restricted stock units and (vii) other stock-based awards. Awards may be made to any director, officer and other employee of the Company and its subsidiaries, and to such consultants to the Company, as the Stock Option Committee shall in its discretion select. As of the Record Date, 123,700 shares of Common Stock remained available for issuance under the 1997 Plan.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

     The graph set forth below compares the yearly percentage change and the cumulative total shareholder return on the Company's Common Stock against the cumulative total return on the American Stock Exchange Market Value index and a peer group comprised of those public companies whose business activities fall within the same standard industrial classification code as the Company for the period commencing December 3, 1994 and ending November 27, 1999. This graph assumes a $100.00 investment in the Company's Common Stock and in each index on December 3, 1994 and that all dividends paid by companies in each index were reinvested.

     The Performance Graph is being filed in tabular form pursuant to Item 304(d) of Regulation S-T.

[COMPARISON GRAPH]

                                                   FAB INDUSTRIES INC           PEER GROUP INDEX          AMEX MARKET INDEX 100
                                                   ------------------           ----------------          ---------------------
1994                                                     100.00                      100.00                      100.00
1995                                                      94.89                       82.58                      125.65
1996                                                      88.54                      116.94                      135.54
1997                                                     100.85                       99.16                      154.83
1998                                                      68.83                       65.75                      152.96
1999                                                      43.47                       26.30                      191.10

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     It has been the policy of the Company to tie a significant portion of executive compensation to corporate performance. For all principal executives, the key elements of compensation are (i) base salary and (ii) annual bonus and, for the principal executives other than Mr. Bitensky, (iii) long-term incentive opportunities in the form of restricted stock and stock options. For all of the principal executives, significant portions of total compensation are based on performance (as opposed to base salaries and benefits).

     Mr. Bitensky is one of the founders of the Company. He owns approximately 1,513,930 shares of Common Stock constituting approximately 28% of the total amount outstanding. Accordingly, his interest is very much aligned with the interest of all stockholders and the Company has not considered it sensible to relate Mr. Bitensky's compensation to the Company's performance through long-term stock incentives such as restricted stock or stock options. Instead, Mr. Bitensky's compensation is tied to Company performance through the use of incentive compensation. The members of the Compensation Committee believe that Mr. Bitensky continues to be significantly responsible for the Company's success.

     Mr. Bitensky entered into an employment agreement with the Company effective April 1, 1993, pursuant to which he is to perform the duties of its Chief Executive Officer. The agreement provided it would expire on March 31, 1998, subject to automatic successive one year renewals unless either party terminates on notice given not less than six months prior to the then expiration date. The current expiration date is March 2001. The agreement provides for an annual base salary of $350,000, or such greater amount as the Board of Directors may from time to time determine, and incentive compensation if the Company's annual pre-tax income exceeds $10,000,000, equal to 3% of the Company's annual pre-tax income up to $11,000,000 and 4% of such pre-tax income in excess of $11,000,000. In the event of disability as defined in the employment agreement, compensation at the above rate is payable for the first year, and at one-half such rate for the second year of such disability. Upon termination of full-time employment, Mr. Bitensky will be retained to provide advisory and consulting services for a period of five years for a fee of $250,000 per annum. In the event of the death of Mr. Bitensky while employed or providing consulting services, an amount equal to the average one year total annual compensation paid to Mr. Bitensky, based upon the three most recent full-time employment years, is payable to his beneficiaries over a five-year period.

     In the event of Mr. Bitensky's death while employed or within two years after termination of employment, the agreement provides an option to Mr. Bitensky's estate, exercisable during the period of six months after the appointment of Mr. Bitensky's personal representative, to sell to the Company such number of shares of Common Stock as may be purchased with an amount equal to (i) the lesser of (A) $7,000,000 or (B) 10% of the Company's net worth at the end of the fiscal year immediately prior to Mr. Bitensky's death, plus (ii) such amount as may be purchased with the proceeds of life insurance which the Company may purchase from time to time on Mr. Bitensky's life. Currently the Company maintains several life insurance policies on Mr. Bitensky's life providing for the payment of an aggregate of $3,000,000 for such purpose. The purchase price of shares purchased pursuant to the option is the market price per share increased by an amount, if any, equal to one-half of the amount by which the book value per share exceeds the market price per share.

     As indicated above, the key elements of the compensation payable to the four principal executives other than the Chief Executive Officer are base salary, annual bonus and long-term incentives in the form of restricted stock and stock options. In general, significant portions of total compensation are performance based.

     Adjustment of base salaries involves considerations of competitive data, assessment of performance, position tenure and internal comparability. The base salaries of the four executives are considered to be average by industry standards and are adjusted modestly, the primary focus being on total compensation. Executives are eligible to receive annual cash bonuses based on a review of the Company's overall profitability, divisional profitability and such executives' performance during the year for which such a bonus is payable. Fiscal 1999 was not as profitable as fiscal 1998 and it was deemed appropriate that no bonuses were given to any of the named executive officers.

     The Company's stock option and restricted stock programs are designed to align the interests of the executives with those of the stockholders at large. Options are granted with exercise prices equal to market on the grant date and vest, generally, over a period of five years. This approach is designed to provide incentives for the creation of stockholder values over the long term since the full benefit of the option cannot be realized unless price appreciation occurs over a number of years and the executive is rewarded only to the extent that stockholders at large have benefited. The Company's restricted stock program contemplates the grant of shares of Common Stock which the recipient may not sell or otherwise dispose of until an applicable restriction period lapses and which are forfeited if the recipient's employment is terminated (other than by reason of death or long-term disability) prior to the lapsing of the restriction period.

     The Company does not issue options or grant restricted stock on any fixed basis, preferring to maintain a flexible program. Currently outstanding options were issued to Messrs. August, Hiatt, Myers and Miller in 1990, to Mr. Miller in 1996, and to Messrs. Hiatt and Miller in 1999. Restricted stock grants, related in amount to salary and bonus, were made to Messrs. August and Myers in 1991 and Mr. Hiatt in 1996. The restricted shares granted vested as to 40% in two years with an additional 20% vesting in each of the next three years. As of fiscal 1996 year-end, all restricted shares granted to Messrs. August and Myers have fully vested, and there are no restricted shares issued to Messrs. August and Myers outstanding. As of fiscal 1999 year-end, all of the 2,400 restricted shares initially granted to Mr. Hiatt vested.

     The foregoing Report of the Compensation Committee on Executive Compensation shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates such information by reference.

                                          Lawrence H. Bober
                                          Martin B. Bernstein
                                          Frank S. Greenberg

                              STOCKHOLDER PROPOSAL

     Mr. Ralph A. Young, 110 Muchmore Road, Harrison, New York 10528, beneficial owner of 30,666 shares of the Company's Common Stock, has proposed adoption of the following resolution and has furnished the following statement in support of his proposal:

PROPOSED RESOLUTION

     "Resolved: The stockholders of Fab Industries hereby urge the Board of Directors to retain the services of an investment banking company, not previously retained by Fab, for the sole purpose of studying and recommending the best course of action between the choices of selling, liquidating or continuing the operations of Fab Industries."

SUPPORTING STATEMENT

     "In spite of unprecedented national prosperity, the price of Fab Industries' stock has fallen in the last two years to approximately one third of its former high. Much of this has been blamed by management on lower earnings caused by competition from cheaper imports. The United States is publicly committed to fair trade policies that will continue to permit these imports. It has, in fact, recently signed trade agreements permitting even more imports in the future. A reasonable person could well question the long-term viability of Fab if something dramatic does not occur quickly.

     The book value of Fab at the time of this writing is approximately twice the current stock price. Could these assets be put to better use? Viewing the above, one might question whether it would be better and realistic to sell or liquidate the company in order to recapture the value of these assets for stockholders. In a case like this, an independent outside expert such as a major investment banking or consulting firm with a completely objective and arms-length point of view should be retained to study and report back whether it believes stockholders would be better served by the sale, liquidation or some other course of action by the company.

     By voting yes to this Proposal the stockholders would recommend to the company to commission a study of this nature and fully report the results to stockholders within six months or upon its completion, whichever comes first."

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

     The Board of Directors recommends a vote AGAINST this proposal. For the reasons set forth below, the Board believes that the approval of this proposal would not be in the best interests of the Company or its stockholders.

     The Board, which consists of persons familiar with the business and industry of the Company, believes that it is in the best position to make decisions about business matters affecting the Company and its stockholders. The Board has always acted and will continue to act in what it considers to be the best interests of the Company's stockholders. The Board has reviewed and will continue to review all available strategic alternatives to maximize the overall value to the Company's stockholders and will pursue the course of action which best achieves that objective.

     By way of contrast, the stockholder proposal focuses narrowly on only two alternatives -- sale or liquidation -- and requires the Company to incur the expense of hiring an investment banking firm to make a recommendation. Also, the proposal appears to assume that the Company could be sold or liquidated for book value without any analysis or support for such conclusion.

     Furthermore, the Board believes that any suggestion to the public of a possible sale or liquidation of the Company would have a detrimental effect on the Company's relationships with its lenders, customers, suppliers and employees by creating uncertainty about the strength and veracity of its future. As a result, the revenues and profits and, in turn, stockholder value would decline.

     The Board should retain the discretion to determine when an evaluation by investment bankers is appropriate and must not be urged to pursue a limited analysis. Regardless of the outcome of the vote on this proposal, the Board has and will continue to consider all possible avenues and strategic alternatives to increase stockholder value.

     FOR ALL THE REASONS STATED ABOVE, THE BOARD UNANIMOUSLY URGES STOCKHOLDERS TO VOTE AGAINST THIS PROPOSAL.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of BDO Seidman, LLP ("BDO Seidman"), Certified Public Accountants, 330 Madison Avenue, New York, New York, served as the Company's independent public accountants for its fiscal year ended November 28, 1998. BDO Seidman continued to serve as the Company's independent public accountants until November 16, 1999, when it was replaced with Ernst & Young, LLP. The firm of Ernst & Young, LLP ("Ernst & Young"), Certified Public Accountants, 101 Independence Center, 101 North Tryon Street, Suite 1100, Charlotte, North Carolina, served, beginning on November 16, 1999, as the Company's independent public accountants for its fiscal year ended November 27, 1999. Ernst & Young now serves as the Company's independent public accountants and is expected to be formally selected by the Company for the current fiscal year. In keeping with the Company's policy, formal selection of the Company's independent public accountants will be considered by the Company's newly-elected Board of Directors at the Annual Meeting of Directors to be held immediately following the Company's Annual Meeting on Thursday, May 4, 2000.

                               VOTING PROCEDURES

     Pursuant to Commission rules, a designated blank space is provided on the proxy card to withhold authority to vote for one or more nominees for directors for Class III. Votes withheld in connection with the election of one or more directors will not be counted in determining the votes cast and will have no effect on the vote. Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. Under the General Corporation Law of the State of Delaware, a broker non-vote will have no effect on the outcome of the election of directors.

     The affirmative vote of a majority of shares participating in the voting on the stockholder proposal is required for adoption of this proposal. Proxies will be voted AGAINST this proposal unless instructed otherwise. Abstentions and broker non-votes will have the same effect as a negative vote with respect to this proposal.

                                    GENERAL

     The solicitation of proxies in the accompanying form is made by the Board of Directors and the cost thereof will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and other employees of the Company may also solicit proxies personally or by mail, telephone or telegraph, but they will not receive additional compensation for such services. Brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of Common Stock in their names will be requested by the Company to forward proxy materials to their principals and will be reimbursed for their reasonable out-of-pocket expenses in such connection.

     As of the date of this Proxy Statement, the Board of Directors is not aware of any other matters to be presented for action, but if any other matters properly come before the meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented thereby in accordance with their best judgment.

     It is important that proxies be returned promptly. Therefore, whether or not you plan to attend the meeting in person, you are urged to mark, date, execute and return your proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. The proxy may be revoked at any time before it is exercised. If you attend the meeting in person you may withdraw the proxy and vote your own shares.

STOCKHOLDER PROPOSALS

     If you wish to submit a stockholder proposal for possible inclusion in the proxy statement for the Company's 2001 Annual Meeting of Stockholders, you must ensure that your proposal is received by us on or before November 27, 2000. If we do not receive notice by that date, no discussion of your proposal is required to be included in our 2001 proxy statement and we may use our discretionary authority to vote on the proposal if you do present it at our Annual Meeting of Stockholders.

     If you intend to present a proposal at our 2001 Annual Meeting of Stockholders and do not request timely inclusion of the proposal in our proxy statement, then we must receive notice of such proposal no earlier than January 4, 2001 and not later than January 24, 2001.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 27, 1999, INCLUDING FINANCIAL STATEMENTS AND SCHEDULE THERETO, TO EACH OF THE COMPANY'S STOCKHOLDERS OF RECORD AS OF MARCH 10, 2000, AND EACH BENEFICIAL STOCKHOLDER ON THAT DATE, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, 200 MADISON AVENUE, NEW YORK, NEW YORK 10016, ATTENTION: SECRETARY. IN THE EVENT THAT EXHIBITS TO SUCH FORM 10-K ARE REQUESTED, A FEE WILL BE CHARGED FOR REPRODUCTION OF SUCH EXHIBITS. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A GOOD FAITH REPRESENTATION AS TO SUCH OWNERSHIP AS OF MARCH 10, 2000.

                                          By Order of the Board of Directors,

                                          LOGO
                                          SHERMAN S. LAWRENCE
                                          Secretary

Dated: March 27, 2000

                        [X] PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE.

  Election of Two (2) Directors to Class III     (Instruction: To withhold authority to vote for either
                                                 individual Class III nominee, strike a line through the
                                                 nominee's name in the list below.)
     FOR BOTH                    WITHHOLD        To Class III of the Board of Directors (to hold office until
  NOMINEES LISTED               AUTHORITY        the 2003 Annual Meeting of Stockholders):
    (except as               to vote for both
   marked to the             nominees listed     Samson Biteneky, Frank S. Greenberg
     contrary)                     [ ]
        [ ]
  Stockholder Proposal                           3. In their discretion, upon such other business as may
                                                 properly come before the meeting.
        FOR        AGAINST       ABSTAIN
        [ ]          [ ]           [ ]

                                             Dated:

                                            -----------------------------------,
                                             2000

                                             -----------------------------------
                                             Signature

                                             -----------------------------------
                                             Signature

                                             Note: Please sign exactly as your
                                             name or names appear hereon. Joint
                                             owners should each sign personally.
                                             When signing as executor,
                                             administrator, corporation officer,
                                             attorney, agent, trustee or
                                             guardian, etc., please add your
                                             full title to your signature.
                                             Note: Please date, mark (in blue or
                                                   black ink), sign and mail
                                                   this Proxy in the envelope
                                                   provided for this purpose. No
                                                   postage is required for
                                                   mailing in the United States.
 -------------------------------------------------------------------------------
                            O FOLD AND DETACH HERE O

                              FAB INDUSTRIES, INC.
                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 4, 2000

            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED, revoking all previous proxies, hereby appoints DAVID A. MILLER and SHERMAN S. LAWRENCE, and each of them, attorneys and proxies with power of substitution and resubstitution, for and in the name, place and stead of the undersigned, and with all the powers the undersigned would possess if personally present, to vote all of the shares of Common Stock of FAB INDUSTRIES, INC. (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 4, 2000 at 10:15 a.m., at the principal office of the Company, 200 Madison Avenue, New York, New York 10016, and at any adjournment or adjournments thereof, as instructed below upon the following matter, as more fully described in the accompanying Proxy Statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN AND AS PROVIDED FOR IN THE TRUST AGREEMENT UNDER THE PLAN.
                                                              (SEE REVERSE SIDE)

 -------------------------------------------------------------------------------
                            O FOLD AND DETACH HERE O